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                                                                    Exhibit 10.8

                                   AGREEMENT
                                   ---------


     This Separation Agreement and Release of Claims ("Agreement") is entered into by Jill L. Force and all of her agents, successors and assigns ("Employee"), and Vencor, Inc. ("Vencor") and all companies related to Vencor and all of its affiliates, directors, officers, supervisors, employees, agents, successors, assigns, representatives, subsidiaries or related companies, past and present (collectively, the "Company").

     Employee and the Company hereby desire to settle all disputes and issues related to the resignation of Employee from her services as an employee to and/or director of the Company.

     NOW, THEREFORE, in consideration of the premises and the terms and conditions contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

          1. Resignation.  Employee's employment with Vencor, Inc. has been
             ------------
severed and Employee also hereby resigns from all capacities and positions with the Company, both effective August 25, 1999 ("Date of Termination").

          2. Obligations of the Company.  Following the execution of this
             --------------------------
Agreement, the Company shall pay Employee her base salary through the Date of Termination and any amounts owed to Employee pursuant to the Company's standard reimbursement procedures. In addition, subject to the terms and conditions of this Agreement (including Section 12), Employee shall be entitled to the following additional payments and benefits:

               (a) $44,325 representing the prorated portion of the Employee's target bonus for 1999 less amounts previously paid.

               (b) 25,972 shares of Vencor common stock representing the prorated portion of the Employee's Performance Share Award for 1999.

               (c) $277,500 representing an amount equal to 1.5 times the Employee's base salary for 1999.

               (d) $166,500 representing an amount equal to 1.5 times the Employee's target bonus for 1999.

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               (e) 60,000 shares of Vencor common stock representing an amount equal to 1.5 times the number of performance shares to be awarded to the Employee pursuant to the Vencor, Inc. 1998 Incentive Compensation Plan (including assumed awards granted under the Vencor, Inc. 1987 Incentive Compensation Program).

               (f) For a period of 18 months following the Date of Termination, the Employee shall be treated as if she had continued to be an executive for all purposes under the Vencor Health Insurance Plan and Dental Insurance Plan or the Company will provide substantially the same coverage arranged by the Company. Following this continuation period, the Employee shall be entitled to receive continuation coverage under Part 6 of Title I of ERISA ("COBRA Benefits") treating the end of this period as a termination of the Employee's employment if allowed by law.

               (g) For a period of 18 months following the Date of Termination, the Company shall maintain in force, at its expense, the Employee's life insurance in effect under the Vencor, Inc. Voluntary Life Insurance Benefit Plan as of the Date of Termination or the Company will provide substantially the same coverage arranged by the Company.

               (h) For a period of 18 months following the Date of Termination, the Company shall provide short-term and long-term disability insurance benefits to Employee equivalent to the coverage that the Employee would have had had she remained employed under the disability insurance plans applicable to Employee on the Date of Termination. Should Employee become disabled during such period, Employee shall be entitled to receive such benefits, and for such duration, as the applicable plan provides.

               (i) To the extent not already vested pursuant to the terms of such plan, the Employee's interests under the Vencor Retirement Savings Plan shall be automatically fully vested, without regard to otherwise applicable percentages for the vesting of employer matching contributions based upon the Employee's years of service with the Company.

               (j) The Company shall adopt such amendments to its employee benefit plans, if any, as are necessary to effectuate the provisions of this Agreement.

               (k) The Company shall take such action as is required to cause the promissory note, dated June 15, 1998 in the remaining principal amount of $54,090 (the "Tax Loan") entered into in connection with the loan made to Employee to cover certain

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taxes owed by Employee, to be amended to provide that the Tax Loan and any payments scheduled to be made in respect thereof shall not be due and payable prior to the fifth anniversary of the Date of Termination.

               (l) The Company shall take such action as is required to cause the promissory note entered into in connection with the loan to Employee, dated April 30, 1998, and as amended September 28, 1998, in an original principal amount of $486,000 (the "Preferred Stock Loan") to be amended to provide that
(w) the Preferred Stock Loan shall not be due and payable until April 30, 2008,
(x) any payments scheduled to be made in respect to the Preferred Stock Loan shall not be due and payable prior to the fifth anniversary of the Date of Termination, (y) if the average closing price of Vencor common stock for the 90 days prior to any interest payment date is less than $8.00, such interest payment shall be forgiven and (z) during the five-day period following the expiration of the fifth anniversary of the Date of Termination, the Employee shall have the right to put the preferred stock underlying the Preferred Stock Loan to the Company at a price of $1,000 per share. Notwithstanding the above, this Agreement shall not limit or impair any rights of Employee under the Agreement dated as of August 17, 1999 between Employee and Vencor Operating, Inc. concerning certain rights with respect to Preferred Stock of Vencor, Inc. held by Employee (the "Put Agreement").

               (m) Employee shall be credited with an additional 18 months of vesting for purposes of all outstanding stock option awards to purchase Vencor common stock and Employee will have an additional 18 months in which to exercise such stock options.

               (n) Employee shall receive the computer which Employee is utilizing as of the Date of Termination. Employee shall provide the Company with access to such computer so that Company files and information may be deleted from the memory.

               (o) All commitments made to Employee under paragraphs (a) through
(e) above shall be paid or issued upon the later of 14 days from the Date of Termination or the expiration of the seven day period referenced in Section 15.

          3.   Death after Resignation.  In the event of the death of Employee
               -----------------------
during the period Employee is receiving payments pursuant to this Agreement, Employee's designated beneficiary shall be entitled to receive the balance of the payments; or in the event of no designated beneficiary, the remaining payments shall be made to Employee's estate.

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          4.   Employee Acknowledgment and Release. Employee expressly
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acknowledges that the above payments include consideration for the settlement, waiver, release and discharge of any and all claims or actions arising from Employee's employment, the terms and conditions of Employee's employment, or Employee's termination of employment with the Company, including claims of employment discrimination, wrongful termination, unemployment compensation or any claim arising under law or equity, express or implied contract, tort, public policy, common law or any federal, state or local statute, ordinance, regulation or constitutional provision. Notwithstanding anything contained in this Section 4, this Agreement shall not limit or impair Employee's right to indemnification under any agreements with the Company or under its certificate of incorporation or bylaws.

               (a) The claims released and discharged by Employee include, but are not limited to, claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; The Older Workers Benefit Protection Act ("OWBPA"); the Age Discrimination in Employment Act of 1967 ("ADEA"), as amended; the Americans with Disabilities Act ("ADA"); the Fair Labor Standards Act; the Employee Retirement Income and Security Act of 1974, as amended; the National Labor Relations Act; the Labor Management Relations Act; the Equal Pay Act of 1963; the Pregnancy Discrimination Act of 1978; the Rehabilitation Act of 1973; workers' compensation laws; Kentucky Wage and Hours Laws, claims before the Kentucky Commission for Human Rights and Kentucky Revised Statutes sections 341 et seq.

               (b) Employee recognizes that by signing this Agreement, she may be giving up some claim, demand or cause of action which she now has or may have, but which is unknown to her. Employee also acknowledges that she is giving up any right to seek future employment with the Company, that the Company has no obligation to rehire her at any future date, and agrees that she will not apply for work with the Company.

               (c) Employee agrees not to file any charges, complaints, lawsuits or other claims against the Company that relate in any manner to the Employee's employment or the resignation or termination of Employee's employment with the Company.

               (d) Employee expressly waives any present or future claims against the Company for alleged race, color, religious, sex, national origin, age or disability discrimination or harassment under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act of 1963; the Americans with Disabilities Act; the Family Medical Leave Act; the Age Discrimination in Employment

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Act of 1967; the Older Workers Benefit Protection Act; the Rehabilitation Act of
1973; or any other federal or state law protecting against such discrimination or harassment.

               (e) Employee acknowledges that the Company has not and does not admit that it engaged in any discrimination, wrong doing or violation of law on the Company's part concerning Employee. Employee and the Company agree that by entering into this Agreement no discrimination, wrong doing, or violation of law has been acknowledged by the Company or assumed by Employee. Employee and the Company further acknowledge that this Agreement is not an admission of liability.

          5.   Confidentiality.  Employee and the Company agree to keep the
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contents and terms of this Agreement confidential and not to voluntarily disclose the terms or amount of settlement to third parties. The only exception is that Employee may reveal the terms of this Agreement to her spouse, attorney, tax preparer or as otherwise required by law. The Company may reveal the terms of this Agreement to its attorneys, accountants, financial advisors, managerial employees, and any disclosure required by law or business necessity. Employee and the Company agree that in the event the terms of this Agreement are disclosed to the third parties as allowed or required herein, the third parties will be advised of the obligation to keep the terms of this Agreement confidential, and will obtain the third party's agreement to abide by the terms of the confidentiality provisions set forth in this Agreement. In the event that Employee breaches the confidentiality of this Agreement, Employee understands that the Company shall have the right to pursue all appropriate legal relief, including, but unlimited to, attorneys' fees and costs.

          6.   Public Statement. Employee further agrees not to make derogatory
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or negative remarks or comments about the Company, its affiliates and their respective directors, officers, shareholders, agents or employees, to any third parties, and not to otherwise defame the Company in any manner. In the event that Employee defames the Company, its affiliates and their respective directors, officers, shareholders, agents or employees, Employee understands that the Company shall have the right to pursue all appropriate legal relief, including but not limited to, attorneys fees and costs, and reimbursement of all monies paid hereunder. Company agrees not to make derogatory or negative remarks or comments about Employee to any third parties, and not to otherwise defame the Employee in any manner. In the event that the Company defames Employee, Company understands that the Employee shall have the right to pursue all appropriate legal relief, including but not limited to, attorneys' fees and costs.

          7.   Ability to Revoke.
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               (a) Employee acknowledges and agrees that the Company has advised her and encouraged her to consult with an attorney, and she has consulted with an attorney regarding this Agreement prior to signing below, and that she has been given a period of at least twenty one (21) days within which to consider this Agreement, including waiver of any ADEA and OWBPA age claims before voluntarily signing this Agreement.

               (b) Employee agrees and understands that she may revoke this Agreement within seven (7) days after signing the Agreement, and that the Agreement shall not become effective or enforceable until the revocation period has expired.

               (c) Any revocation of this Agreement must be made in writing and delivered by hand or certified mail to Owen E. Dorsey, Vencor, Inc., One Vencor Place, 680 South Fourth Avenue, Louisville, Kentucky 40202, before the expiration of the revocation period.

          8.   Cooperation. Employee agrees that should the Company request
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Employee's cooperation in connection with litigation, government investigations or other administrative or legal proceeding, Employee shall cooperate fully with the Company or its designated agents. Employee further agrees to cooperate fully in disclosing to the Company or its designated agents, any information which Employee obtained during the course and scope of her employment with the Company, and to which other employees of the Company were not privy. If Employee's cooperation in any individual matter would result in more than one hour of service by Employee or if Employee's cooperation in all matters would result in more than two hours of service in any one calendar month, then the Company shall reimburse Employee for such services at an hourly rate of $90 per hour, provided, however, Employee shall not be entitled to any reimbursement in any matter for which the Company is providing Employee with indemnification.
Any request for reimbursement shall include, in reasonable detail, the services provided, the length of time of providing the services and the date the services
were provided.   In addition, the Company shall promptly reimburse Employee for all reasonable, pre-approved expenses incurred by Employee in performing the services requested by the Company, provided that Employee properly accounts therefor in accordance with the Company's established policies.

          9.   Disputes.  Any dispute or controversy arising under, out of, or
               --------
in connection with this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the City of Louisville, Kentucky, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court

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having jurisdiction thereof. If the Employee is successful in any such arbitration, the Company shall pay all costs of the arbitration and all reasonable attorneys' and accountants' fees of Employee incurred in connection therewith, including any litigation to enforce any arbitration award.

          10.  Successors. This Agreement is personal to Employee and without
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the prior written consent of the Company shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          11.  Other Severance Benefits.  Employee hereby agrees that in
               ------------------------
consideration for the payments to be received under this Agreement, Employee waives any and all rights to any payments or benefits under any plans, programs, contracts or arrangements of the Company that provide for severance payments or benefits upon a termination of employment, including, without limitation, the Employment Agreement between Employee and Vencor Operating, Inc. dated as of July 28, 1998 and the Change in Control Severance Agreement between the Employee and Vencor Operating, Inc. Notwithstanding the above, this Agreement shall not limit or impair Employee's rights under the Vencor, Inc. Supplemental Executive Retirement Plan.

          12.  Withholding.  All payments, stock issuances and forgiveness of
               -----------
debt to be made to Employee hereunder will be subject to all applicable required withholding of taxes.

          13.  No Mitigation.  Employee shall have no duty to mitigate her
               -------------
damages by seeking other employment and, should Employee actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such compensation.

          14.  Execution by Employee. Employee will execute this Agreement and
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deliver the executed Agreement to Owen E. Dorsey, Vencor, Inc., 680 South Fourth
Avenue, Louisville, Kentucky 40202.

          15.  Termination of Waiting Period. After receipt of the executed
               -----------------------------
Agreement from Employee, and after the expiration of the seven (7) day waiting period referenced in Section 7(b) of this Agreement, the Company will execute the Agreement.

          16.  Voluntary Action. Employee acknowledges that she has read and
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fully understands all of the provisions of this Agreement and that she is entering into this Agreement freely and voluntarily.

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          17.  Notices.  Except as expressly provided in this Agreement, any
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notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent by telephone facsimile transmission, personal or overnight couriers, or registered mail with confirmation or receipt, addressed as follows:

          If to Employee:
          --------------
          Jill L. Force
          1732 Spring Drive
          Louisville, Kentucky 40205

          If to Company:
          -------------
          Vencor Operating, Inc.
          One Vencor Place
          680 South Fourth Avenue
          Louisville, KY 40202
          Attn:  Legal Department

          18.  Governing Law.  This Agreement shall be governed by the laws of
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the Commonwealth of Kentucky.

          19.  Waiver of Breach and Severability.  The waiver by either party of
               ---------------------------------
a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

          20.  Entire Agreement; Amendment.  This Agreement contains the entire
               ---------------------------
agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter hereof. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Employee and a designated officer of the Company. Notwithstanding the above, this Agreement shall not limit or impair any rights of Employee under the Put Agreement.

          21.  Headings.  The headings in this Agreement are for convenience
               --------
only and shall not be used to interpret or construe its provisions.

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          22.  Counterparts.  This Agreement may be executed in one or more
               ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                   VENCOR, INC.


                                   By:/s/ Owen E. Dorsey

                                   Title: Chief Administrative Officer


                                   EMPLOYEE

                                   /s/ Jill L. Force
                                   -----------------
                                   Jill L. Force

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